Exhibit 99
[LOGO]                                                                      NEWS
KADANT
AN ACCENT ON INNOVATION
One Acton Place, Suite 202
Acton, MA 01720

Investor contact: Thomas M. O'Brien, 978-776-2000
Media contact: GreatPoint Communications, 978-392-6866


                    Kadant Reports 2004 First Quarter Results


ACTON, Mass., April 28, 2004 - For the first quarter of 2004, Kadant Inc. (NYSE:KAI) reported GAAP diluted earnings per share (EPS) of $.19, compared with $.22 in the first quarter of 2003. GAAP net income in the 2004 period was $2.7 million, versus $3.0 million a year ago. First quarter revenues were $51.7 million in 2004 (including $3.0 million from the favorable effect of currency translation), compared with $51.4 million in 2003.

         "We met our EPS guidance for the quarter, although earnings were lower than last year due primarily to an operating loss of $0.9 million in our composite building products business, which was within the range we had forecasted," said William A. Rainville, chairman and chief executive officer of Kadant. "Revenues, on the other hand, were slightly better than we expected as a result of strong performance in both of our reporting segments: papermaking equipment and composite and fiber-based products. Our total order backlog at the end of the quarter was $42.3 million - a 13 percent increase since the end of 2003.

         "China continues to be a key geographic market for our papermaking equipment, with the growing need for recycled packaging materials driving sales of our stock-preparation systems. Revenues and bookings from China were strong in the first three months, and, after quarter end, we received an order for nearly $4 million from a major containerboard producer there. We are also pleased that our emphasis on growing the aftermarket business yielded record sales in China of spare parts during the quarter. In North America and Europe, we are seeing sporadic improvement in our markets, as evidenced by increased sales of our paper machine accessories and water management equipment over the year-ago quarter.

         "In our composites business, lower production rates as we work off inventory and higher quarterly warranty expense than last year led to the operating loss. However, demand for our decking products is increasing, with quarterly revenues at $4.2 million - near last year's record high - and quarterly bookings more than double those of last year. We continue to expand the national network of lumber yards that stock our composite decking systems and are in the process of adding regional distributors in certain western and central states. As the year progresses, we expect the warranty claims to decline and production rates to rise. This, combined with broader distribution of our products, should return the composites business to profitability in the second half of the year."

         Mr. Rainville concluded, "For the second quarter of 2004, we expect to achieve GAAP diluted EPS of $.21 to $.23, on revenues of $55 to $57 million. We are maintaining our earlier guidance for the full year of $.90 to $1.00 in GAAP diluted EPS, on revenues of $205 to $215 million."

                                     -more-


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
      Financial Highlights (unaudited)
      (In thousands, except per share amounts and percentages)

                                                                                                 Three Months Ended
                                                                                           --------------------------------
      Consolidated Statement of Operations                                                 April 3, 2004     March 29, 2003
      ---------------------------------------------------------------------------------------------------------------------
      Revenues                                                                             $      51,727     $       51,375
                                                                                           -------------     --------------

      Costs and Operating Expenses:
       Cost of revenues                                                                           31,965             32,208
       Selling, general, and administrative expenses (a)                                          14,868             13,512
       Research and development expenses                                                           1,018              1,043
                                                                                           -------------     --------------
                                                                                                  47,851             46,763
                                                                                           -------------     --------------

      Operating Income                                                                             3,876              4,612
      Interest Income                                                                                329                236
      Interest Expense                                                                                (8)               (17)
                                                                                           -------------     --------------
      Income Before Income Taxes                                                                   4,197              4,831
      Income Taxes                                                                                (1,469)            (1,836)
                                                                                           -------------     --------------

      Net Income                                                                           $       2,728     $        2,995
                                                                                           =============     ==============
      Basic and Diluted Earnings per Share                                                 $         .19     $          .22
                                                                                           =============     ==============

      Weighted Average Shares
       Basic                                                                                      14,222             13,574
                                                                                           =============     ==============
       Diluted                                                                                    14,603             13,767
                                                                                           =============     ==============


                                                                                                 Three Months Ended
                                                                                           --------------------------------
      Business Segment Information                                                         April 3, 2004     March 29, 2003
      ---------------------------------------------------------------------------------------------------------------------
      Revenues:
       Pulp and Papermaking Equipment and Systems                                          $      45,564     $       45,557
       Composite and Fiber-based Products                                                          6,163              5,818
                                                                                            -------------     --------------
                                                                                           $      51,727     $       51,375
                                                                                           =============     ==============
      Gross Profit Margin:
       Pulp and Papermaking Equipment and Systems                                                    41%                38%
       Composite and Fiber-based Products                                                            16%                32%
                                                                                                     38%                37%
                                                                                           =============     ==============
      Operating Income:
       Pulp and Papermaking Equipment and Systems (a)                                      $       6,343     $        5,240
       Composite and Fiber-based Products (b)                                                       (636)               412
       Corporate                                                                                  (1,831)            (1,040)
                                                                                           -------------     --------------
                                                                                           $       3,876     $        4,612
                                                                                           =============     ==============
      Bookings:
       Pulp and Papermaking Equipment and Systems                                          $      51,143     $       58,128
       Composite and Fiber-based Products                                                          5,046              2,939
                                                                                           -------------     --------------
                                                                                           $      56,189     $       61,067
                                                                                           =============     ==============
      Capital Expenditures:
       Pulp and Papermaking Equipment and Systems                                                  $ 330              $ 202
       Composite and Fiber-based Products                                                            110                648
       Corporate                                                                                       3                  3
                                                                                           -------------     --------------
                                                                                           $         443     $          853
                                                                                           =============     ==============

                                     -more-

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                                                                                                 Three Months Ended
                                                                                           --------------------------------
      Cash Flow and Other Data                                                             April 3, 2004     March 29, 2003
      ---------------------------------------------------------------------------------------------------------------------
      Cash Provided by (Used in) Operations                                                $       1,058     $       (1,040)
      Depreciation and Amortization Expense                                                $       1,226     $        1,285


      Balance Sheet Data                                                                   April 3, 2004       Jan. 3, 2004
      ---------------------------------------------------------------------------------------------------------------------
      Cash and Short-term Investments                                                      $      80,887     $       74,451
      Short- and Long-term Debt                                                            $         381     $          598
      Shareholders' Investment                                                             $     219,389     $      211,758

(a) Includes a gain of approximately $1.0 million in the 2004 period, which resulted from renegotiating a series of agreements with one of our licensees.
(b) Includes an operating loss of $932 in the 2004 period and operating income of $84 in the 2003 period from the composite building products business.



         Kadant will hold its earnings conference call on Thursday, April 29, 2004, at 11 a.m. Eastern time. To listen, call 800-709-2159 within the U.S., or 973-582-2810 outside the U.S. You can also listen to the call live on the Web by visiting www.kadant.com and clicking on "Investors." An audio archive of the call will be available on our Web site until Thursday, May 27, 2004.

         Kadant Inc. is a leading supplier of a range of products for the global papermaking and paper recycling industries, including stock-preparation equipment, water-management systems, and paper machine accessories. We also develop and manufacture composite building materials produced from recycled fiber and plastic. Kadant, based in Acton, Massachusetts, had approximately $204 million in revenues in 2003 and 1,000 employees worldwide. For more information, please visit www.kadant.com.

         The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements regarding our projected operating results and the future performance of our businesses, particularly our composite building products business and in the geographic regions in which we operate. Important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading "Risk Factors" in Kadant's year-end report on Form 10-K for the fiscal year ended January 3, 2004. These include risks and uncertainties relating to our dependence on the pulp and paper industry; international sales and operations; competition; ability to manufacture and distribute composite building products, and the seasonality in sales and the long-term performance of such products; availability of raw materials and exposure to commodity price fluctuations related to the manufacture of composite and fiber-based products; acquisition strategy; protection of patents and proprietary rights; fluctuations in quarterly operating results; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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